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                                                                     Exhibit 4.3
                              [Company Letterhead]



                                IMPORTANT NOTICE

                       CONCERNING YOUR RIGHT TO SUBSCRIBE
                          FOR ADDITIONAL COMMON STOCK

          THE ENCLOSED WARRANT MAY HAVE VALUE.  IT EXPIRES 5:00 P.M.,
     NEW YORK CITY TIME, ________________________________  ________, 1997,
                       AND WILL BE VALUELESS THEREAFTER.

                                ________  ________, 1997

To Holders of Common Stock of United Park City Mines Company:

          The enclosed Warrant entitles you to subscribe for additional shares of Common Stock of United Park City Mines Company in accordance with the offer made in the accompanying Prospectus.

          The number of Rights shown on your Warrant is equal to one fifth the number of shares of Common Stock registered in your name at the close of business on _____________________________________ ________, 1997, rounded up to the nearest whole number. The Warrant entitles you to subscribe for additional shares of Common Stock at a Subscription Price of $_____ per share pursuant to
(i) a basic subscription privilege, and (ii) an oversubscription privilege described below. One (1) Right and payment of a Subscription Price of $_____ per share are required to subscribe pursuant to the basic subscription privilege for one(1) additional share of Common Stock.

          If you fully exercise your basic subscription privilege, you are also entitled pursuant to an oversubscription privilege to subscribe for additional shares at $_____ per share, subject to allotment. If there are insufficient shares of Common Stock to fill all oversubscriptions, the shares of available Common Stock will be allocated pro rata among the oversubscribers based upon the number of shares subscribed for pursuant to the oversubscription privilege.

          The Rights and the Warrants are not transferable, nor will they be listed on any stock exchange for trading.

          Please note that the Rights and Warrants expire at 5:00 P.M., New York time, on _________________________ _ ______, 1997, and will be valueless thereafter. If you wish to purchase additional shares of Common Stock pursuant to your basic subscription privilege and, if applicable, your oversubscription privilege, complete and return the Warrant to the Subscription Agent, together with the Subscription Price for the additional shares, in accordance with the Instructions for Warrants.

          Generally, the receipt or exercise of the Rights will not constitute taxable income for United States Federal income tax purposes. You are advised to consult your own tax advisor for additional information.

          We urge you to exercise your Rights so that you may realize their value.

                              Very truly yours,



                              HANK ROTHWELL
                              President